TORCHMARK CORPORATION Savings and Investment Plan

2016 AMENDMENT Number one

ARTICLE I.	PURPOSE AND EFFECTIVE DATE
1.Purpose. Torchmark Corporation (“Torchmark”) is the Sponsor of the Torchmark Corporation Savings and Investment Plan (the “Plan”). Torchmark intends to amend the Savings and Investment Plan (i) to increase the Plan’s limit on employee contributions, (ii) to permit contributions (“Roth Contributions”) to be made pursuant to Section 402A of the Internal Revenue Code of 1986 as amended, and (iii) to allow for mandatory distributions to individual retirement accounts of certain accounts with small balances.
2.Effective date of Amendment. This Amendment is effective May 11, 2016.
3.Superseding of inconsistent provisions. This Amendment supersedes the provisions of the Savings and Investment Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
ARTICLE II. INCREASE IN LIMITS ON EMPLOYEE CONTRIBUTIONS
In order to increase the limit on the amount of Employee Contributions to the Plan, Subsection 3.3.1 of the Plan’s governing document is amended to read as follows:
Each Participant may authorize the Employer to reduce his Compensation by up to sixty percent (60%), and to have such amount deposited to the Participant’s Salary Deferral Account or Roth 401(k) Contributions Account as elected pursuant to Section 3.3.7 as Salary Deferral Contributions. However, the total Salary Deferral Contributions made on a Participant’s behalf to this Plan or any other qualified plan maintained by the Employer, during such Participant’s taxable year may not exceed maximum salary reduction contribution permitted under Code § 402(g), except to the extent permitted under Code § 414(v), if applicable.

ARTICLE III.	ROTH CONTRIBUTION ARRANGEMENT
The Plan’s governing document is amended to provide for Roth Contributions as follows:
(a)Amendments to Definitions.

(1)	Section 1.60 Rollover Contributions is amended to include the following at the end of the Section:

Rollover Contributions may include a rollover from a Roth elective deferral account from an applicable retirement plan described in Code Section 402A

(e)(1) to the extent permitted under the rules of Code Sections 402(c) and 402A(c).

(2)	Section 1.61 Salary Deferral Contributions is amended to read as follows:

Salary Deferral Contributions. Amounts deferred into the Plan by Participants pursuant to Section 3.3. Salary Deferral Contributions include both Pre Tax 401(k) Contributions and Roth Contributions.

(3)	The following additional definitions are added to Article I:
Pre Tax 401(k) Contributions. Amounts deferred into the Plan by Participant pursuant to Section 3.3.1 that are not designated as Roth 401(k) Contributions or Roth Catch-Up Contributions.
Roth Contributions. Amounts deferred into the Plan by Participants pursuant to Section 3.3.1 that are irrevocably designated by Participants as Roth Contributions at the time of the cash or deferred election pursuant to Section 3.3.7. Any Contribution designated as a Roth Contribution shall be treated by the Employer as includable in the Participant’s income at the time the Participant would have received that amount in cash if the Participant had not made the election (a “cash or deferred election”) to make the contribution. Roth Contributions can be either Roth 401(k) Contributions or Roth Catch-up Contributions.
Roth 401(k) Contributions. Amounts deferred into the Plan by Participants pursuant to Section 3.3.1 that are designated by Participants irrevocably at the time of the cash or deferred election as Roth 401(k) Contributions pursuant to Section 3.3.7.
Roth Catch-Up Contributions. Amounts deferred into the Plan by Participants pursuant to Section 3.3.2 that are designated as Roth Catch-Up Contributions pursuant to Section 3.3.7.
Roth Rollover Contributions. Amounts directly rolled over from a Roth elective deferral account in an applicable retirement plan described in Code Section 402A(e)(1) and permitted pursuant to the rules under Code Sections 402(c) and 402A(c).

(b)Amendment to Section 3.1. Section 3.1 is amended in its entirety to read as follows:
A Salary Deferral Account, a Matching Account, a Participant Contributions Account, an Employer Contributions Account, a Rollover Account, a Merged Profit Sharing Account, a Roth Contribution Account and a Roth Rollover Contribution Account shall be established for each Participant, as applicable. All Contributions by or on behalf of a Participant shall be deposited to the appropriate Account.
(c)Amendment to Section 3.3. Section 3.3 is amended to include the following additional Subsection:
3.3.7    Roth Contributions are permitted in accordance with Section 402A of the Code. A Participant may make an irrevocable election to designate Salary Deferral Contributions and/or Catch-Up Contributions as Roth Contributions in lieu of all or a portion of the Pre Tax 401(k) Contributions the Participant is otherwise eligible to make under the Plan. A Participant’s Roth 401(k) Contributions and Roth Catch-Up Contributions will be deposited in a separate Account in the Plan used to hold only such contributions and related earnings. No contributions other than Roth 401(k) Contributions and Roth Catch-Up Contributions along with properly attributable earnings will be credited to each Participant’s Account holding Roth Contributions and Roth Catch-Up Contributions, and gains, losses and other credits or charges will be allocated on a reasonable and consistent basis to such Accounts. The Plan will maintain a record of the amount of Roth Contributions in each such Account.
(d)Amendment to Section 3.3.4.
Corrective Distributions of Excess Elective Deferrals. Subsection 3.3.4 is amended to include the following:
Any distribution of Excess Salary Deferral Contributions for a year shall be made first from the Participant’s Roth Contributions and then from Pre-Tax 401(k) Contributions, to the extent either are made for the year.
(e)Rollovers from Roth Accounts. Section 3.4 is amended to included the following additional Subsection:
3.4.4    Notwithstanding any other provision contained in the Plan, the Plan will accept a rollover contribution to a Roth Contribution Account only if it is a direct rollover from another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) and only to the extent the rollover is permitted under the rules of Code Sections 402(c) and 402A(c).

(f)Rollovers to Roth Accounts. Section 8.4 is amended to include the following at the end of the Section:
Notwithstanding any other provision contained in the Plan, direct rollover of a distribution from a Roth Contribution Account or Roth Rollover Account under the Plan will only be made to another Roth elective deferral account under an applicable retirement plan described in Code Section 402A(e)(1) or to a Roth IRA described in Code Section 408A, and only to the extent the rollover is permitted under the rules of Code Sections 402(c) and 402A(c).
(g)Correction of violations of ADP Test. Subsection 5.6 is amended to include the following at the end of the Section:
In making a distribution of Excess Salary Deferral Contributions, the Plan will distribute Roth Contributions (plus any income or loss allocable to such contributions) first and then Pre-Tax 401(k) Contributions (plus any income or loss allocable to such contributions).

ARTICLE IV.	ADOPTION OF AUTOMATIC ROLLOVER PROGRAM
The Plan’s governing document is amended to provide for the automatic rollover of vested account balances that are less than $5,000 and greater than $1,000 by adding the following new subsection (d) to Section 7.4.1.
(d)    Automatic Rollover Distribution. Notwithstanding the foregoing, upon a severance of employment, if the value of a Participant’s Vested Individual Account balance derived from contributions made by either the Employer or the Employee is greater than $1,000 and does not exceed $5,000, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive a distribution paid directly to the Participant, then the Plan Administrator will cause the distribution to be paid in a direct rollover to an individual retirement plan designated by the Plan Administrator. The value of a Participant’s Vested Individual Account and distributable benefit shall be determined without regard to that portion of the Individual Account that is attributable to a rollover contribution, and the earnings allocable thereto, within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code.

This amendment has been executed this 17th day of May, 2016.
TORCHMARK CORPORATION

By: /s/ Frank M. Svoboda
Name: Frank M. Svoboda
Title: Executive Vice President and CFO

EMPLOYER